UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 10, 2015
Date of Report (Date of earliest event reported)

S&W SEED COMPANY
(Exact Name of Company as Specified in Its Charter)

Nevada	001-34719	27-1275784
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

7108 North Fresno Street, Suite 380
Fresno, CA   93720
(Address of Principal Executive Offices Including Zip Code)

(559) 884-2535
(Company's Telephone Number, Including Area Code)

       Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07    Submission of Matters to a Vote of Security Holders

A special meeting of the stockholders of S&W Seed Company, a Nevada corporation (the "Registrant") was held on April 10, 2015 at the Registrant's corporate headquarters, 7108 North Fresno Street, Suite 380, Fresno, California. Of the 12,961,475 shares of the Registrant's common stock entitled to vote at the special meeting, 7,045,911 shares were represented at the special meeting in person or by proxy, constituting a quorum. The voting results are presented below.

Proposal No. 1 - Share Issuance Proposal

The Share Issuance Proposal reads as follows: To approve the potential issuance of shares of the Company's Common Stock issuable upon conversion of up to $27,000,000 in 8% Senior Secured Convertible Debentures at the applicable conversion price in effect on the date of conversion and upon exercise of up to 2,699,999 Common Stock Purchase Warrants at the applicable exercise price on the date of exercise, plus an indeterminate additional number of shares of the Company's Common Stock that may be issued from time to time in lieu of cash payments of interest, principal redemption or other obligations that may payable in shares at the Registrant's discretion pursuant to the terms of the Debentures, in each case without giving effect to the conversion or exercise caps set forth in the Debentures and Warrants.

The Share Issuance Proposal was approved with an affirmative vote of the majority of the shares present, represented and entitled to vote on the proposal. Of the votes cast, 96.5% voted in favor, 3.1% voted against and 0.4% abstained. The final results were as follows:

For	Against	Abstain

6,798,350	217,023	30,538

Item 8.01    Other Events

Prior to the date of the Special Meeting, the Registrant redeemed $5,000,000 in principal amount of the Debentures and made all interest payments due since inception in cash. The Registrant has notified the holders of the Debentures that it intends to make all interest and monthly redemption payments in cash.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

S&W SEED COMPANY

By: /s/ Matthew K. Szot

Matthew K. Szot
Executive Vice President of Finance and Administration and Chief Financial Officer

Date: April 13, 2015

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